Exhibit 10.23

KOFAX LIMITED

2012 EQUITY INCENTIVE PLAN

KOFAX LIMITED

2012 EQUITY INCENTIVE PLAN

1.	Eligibility. Except as otherwise specifically provided herein, any Employee who is selected by the Committee shall be eligible to receive an Award under the Plan.

2.	Administration and Implementation of the Plan.

2.1.	The Plan shall be administered by the Committee. Any action of the Committee in administering the Plan shall be final, conclusive and binding on all Persons, including the Company, its Subsidiaries, Participants, Persons claiming rights from or through Participants and shareholders of the Company. Notwithstanding the foregoing, to the extent permissible under applicable law, the Committee may delegate to one or more Committee members the authority to grant Awards to eligible individuals.

2.2.	Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion to (i) select the Employees who will receive Awards pursuant to the Plan; (ii) determine the type or types of Awards to be granted to each Participant; (iii) determine the number of Shares to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, and waivers of or modifications to Performance Requirements relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award; (iv) determine the Exercise Price (if any) of an Award; (v) determine whether, to what extent, and under what circumstances an Award may be cancelled, forfeited, or surrendered; (vi) determine whether, and to certify that, Performance Requirements to which an Award is subject are satisfied; (vii) correct any defect or supply any omission or reconcile any inconsistency in the Plan or any Award, and adopt, amend and rescind such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan or any Award as it may deem necessary or advisable; (viii) construe and interpret the Plan or any Award; and (ix) make all other determinations as it may deem necessary or advisable for the administration of the Plan or any Award.

2.3.	The existence of any Award or Awards shall not affect in any way the right or power of the Company or its shareholders to carry on its business in any particular way or to make or authorize any or all adjustments, recapitalization, reorganizations, reductions of capital, purchase or redemption of its own shares (whether pursuant to the Companies Act 1981 of Bermuda (as amended) or otherwise) or other changes in the Company’s capital structure or any merger or amalgamation or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference shares ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution, winding up or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

2.4.	Unless otherwise required by applicable law, the Company shall not be obliged to provide Participants with copies of any accounts, notices, circulars, or other documents sent to holders of Shares.

3.	Shares Subject to the Plan.

3.1.	Subject to adjustment as provided in Rule 7 hereof, the total number of Shares available for Awards under the Plan on any day will not, when added to the total number of Shares which have been allocated in the previous ten years, under the Plan and any other employees’ share plans adopted by the Company and its Subsidiaries, exceed twelve and a half (12.5%) per cent of the common share capital of the Company in issue on a fully diluted basis immediately prior to that day (the “Plan Limit”) (it being acknowledged that the Company intends to reduce the Plan Limit to ten (10) per cent of the common share capital of the Company in issue on a fully diluted basis by November 6, 2015).

3.2.	For the purposes of the limit in Rule 3.1, Shares, where the right to acquire such Shares pursuant to an Award was forfeited, released, cancelled or lapsed without being exercised or which are satisfied by the transfer of Shares already in issue or without the actual distribution of Shares will again become available for Awards provided, however, that the Committee may adopt procedures for the counting of Shares relating to any Award to ensure appropriate counting, avoid double counting, provide for adjustments in any case in which the number of Shares actually distributed differs from the number of Shares previously counted in connection with such Award and, if necessary, to comply with applicable laws or regulations.

3.3.	Notwithstanding the foregoing, Shares awarded under the Plan may be reserved or made available from the Company’s authorized and unissued Shares or from Shares reacquired (through open market transactions or otherwise) and held in the Company’s treasury or by the Trustees (who may determine in their discretion to undertake the responsibility of satisfying Awards on behalf of the Company). For the avoidance of doubt, the Committee shall determine which method or combination thereof shall be used to satisfy the Release or Exercise of the Award. Any Shares issued by the Company through the assumption or substitution of outstanding grants by an acquired company shall not reduce the number of Shares available for Awards under the Plan.

3.4.	The maximum level of Award (being the aggregate Market Value of Shares subject to the Award at the Date of Grant) that can be granted to an Employee under this Plan in any calendar year shall be limited to 250% of such Employee’s Earnings unless Rule 3.5 applies.

3.5.	If the Committee decides that exceptional circumstances exist in relation to the recruitment of an Employee the maximum level of Award (being the aggregate Market Value of Shares subject to the Award at the Date of Grant) that can be granted to such individual under this Plan in any calendar year shall be limited to 400% of such Employee’s Earnings.

3.6.	For the purposes of Rules 3.4 and 3.5, there shall be ignored Awards granted under the Plan or awards under any other share plan which have lapsed, become void, been cancelled or which otherwise become incapable of being exercised or released.

4.

Awards. The Committee may in its absolute discretion grant Awards to Employees on the terms and conditions set forth in this Rule 4 save that the Committee may not grant Awards during a Close Period or at any other time when the Committee is prevented by statute, order, regulation or rules from granting Awards. For the avoidance of doubt, if the Committee approves an Award during a Close Period, such Award shall not be granted during a Close Period. The Committee may impose on any Award or the settlement or exercise thereof, as of the Date of Grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including without limitation terms requiring forfeiture of Awards in the event of the termination of a Participant’s employment or engagement with the Company or any Subsidiary; provided, however, that, the Committee shall retain full power to accelerate or waive any such additional term or condition as it may have previously imposed (subject to the requirements of applicable law). The right of a Participant to exercise or receive a grant or settlement or release of any Award, and the timing thereof, may, and in the case of members of the EMT, will be subject to such Performance Requirements as may be determined by the Committee. Any Award granted by the Committee, pursuant to these Rules, to a member of the EMT that is not subject to Performance Requirements shall be null and void. Each Award shall be evidenced by an Award Agreement. The grant of an Award will be subject to compliance with and obtaining any approval or consent required under any applicable regulations or enactments. A Participant may at any time prior to the exercise, settlement or release of an Award renounce all or part of his Award by notice in writing to the Company of such intention. The renunciation shall be effective from the date of receipt of such notice by the Company. No consideration will be paid for the renunciation of the Award. To the extent than an Award is renounced, it will be treated for all purposes as having never been granted.

4.1.	Options. The grant of Options shall be subject to the other provisions of the Rules and the following terms and conditions:

(a)	The Committee shall determine the following in respect of each Award of an Option:

(i)	the Date of Grant;

(ii)	the Employee who shall receive the Award;

(iii)	the number of Shares subject to the Award; and

(iv)	the Exercise Price.

(b)	Vesting and Exercise. The Award Agreement shall specify the time or times at which the Option may be exercised in whole or in part and the terms and conditions applicable thereto, including a vesting schedule which may be based upon the passage of time, attainment of Performance Requirements or a combination thereof. Awards granted to the Company’s executive directors shall be subject to a 3 year minimum vesting period. In respect of Awards made to other Employees (including members of the EMT other than executive directors of the Company), in the absence of relevant provisions within the Award Agreement, then 25% of the Shares subject to an Option shall vest and become exercisable one year from the Date of Grant (or one year from the date of commencement of employment of the Participant in regard to Awards to new hires, if such commencement is prior to the Date of Grant), with the balance vesting pro rata over the next three years, 6.25% per three month period, until the Option is fully vested and exercisable.

(c)	Exercise. Unless otherwise specified by the Committee in regard to an Award: (i) the exercise price for an Option may be paid in cash, Shares or any combination thereof; and (ii) the methods of payment may include payment through cashless and net exercise arrangements, to the extent permitted by the Committee and applicable law.

(d)	Delivery. The Award Agreement shall specify the methods by which, or the time or times at which, Shares will be delivered or deemed to be delivered to Participants upon the exercise of such Option.

(e)	Net or Cash settlement. The Committee may on exercise of an Option:

(i)	make a cash payment to the Participant equal to the Gain on the date of exercise of the Option; or

(ii)	arrange for the transfer or issue of Shares to the Participant with a Fair Market Value equal to the Gain on the date of exercise of the Option (rounded down to the nearest whole Plan Share). The Participant shall not be required to make payment for these Shares. Where the Committee settles an Award in the manner described in this Rule, this shall be in full and final satisfaction of the Participant’s rights under the Award.

(f)	Term of Options. Notwithstanding any other provision of the Rules the term of an Option shall be ten years from the Date of Grant.

(g)	Termination of Employment/Engagement. Unless otherwise provided in an Award Agreement, or as may be determined by the Committee to extend additional time, upon a Participant’s termination of employment or engagement with the Company and its Subsidiaries:-

(i)	the unvested portion of such Participant’s Options shall cease to vest and shall be forfeited with no further compensation due the Participant; if the Committee, in accordance with its discretion hereunder, determines that some or all of such Participant’s Options shall vest, the proportion of the Award which shall vest will be dependent on the proportionate satisfaction of the relevant Performance Requirements and of such proportion, the number of Shares which may be vested shall be pro-rated dependent upon the amount of the relevant Holding Period completed on the date of termination; and

(ii)	the vested portion of such Participant’s Options shall remain exercisable by the Participant or the Participant’s beneficiary or legal representative, as the case may be, for a period equal to: (i) 90 days if the Participant’s employment is terminated by the Company without cause or the participant voluntary resigns; or (ii) 180 days if the Participant’s termination of employment is due to the Participant’s Disability; or (iii) 365 days if the Participant’s termination of employment is due to the death of the Participant; provided, however, that in no event shall any Option be exercisable after its stated term has expired; and

(iii)	notwithstanding any other Rule of the Plan, all of a Participant’s Options, whether or not vested, shall be forfeited immediately upon such Participant’s termination by the Company or a Subsidiary for Cause with no further compensation due the Participant.

4.2.	Conditional Share Awards. A Conditional Share Award entitles the Participant to receive, upon Release, one Share for each Share underlying the portion of the Conditional Share Award that becomes vested. The grant of Conditional Share Awards shall be subject to the other provisions of the Rules and the following terms and conditions:

(a)	The Committee shall determine the following in respect of Conditional Share Awards:

(i)	the Date of Grant;

(ii)	the Employee who shall receive the Award;

(iii)	the number of Shares subject to the Award;

(iv)	the Holding Period in respect of each Award;

(v)	the Performance Requirements applicable to each Award; and

(vi)	any other terms and conditions applying to each Award in addition to and not inconsistent with the terms and conditions applicable to Awards as provided in this Plan.

(b)	The Award Agreement shall specify when the Award granted under this Rule 4.2 shall become vested, the terms and conditions applicable thereto including a vesting schedule which may be based on passage of time, the attainment of Performance Requirements or a combination thereof. In the absence of relevant provisions within the Award Agreement, the Award shall be Released at the end of the Holding Period.

(c)	The Committee may on the vesting of a Conditional Share Award make a cash payment to the Participant equal to the Fair Market Value of the Shares in respect of which the Conditional Share Award has vested. Where the Committee settles an Award in the manner described in this Rule, this shall be in full and final satisfaction of the Participant’s rights under the Award

(d)	Termination of Employment/Engagement. If a Participant ceases to be employed or engaged by the Company or its Subsidiaries for any reason a Conditional Share Award that has not been Released shall lapse with no further compensation due the Participant unless the Committee in its absolute discretion determines otherwise, provided that if the Committee, in accordance with its discretion hereunder, determines that such Award shall be Released on termination, the proportion of the Award which shall be Released will be dependent on the proportionate satisfaction of the relevant Performance Requirements and of such proportion, the number of Shares which may be Released shall be pro-rated dependent upon the amount of the relevant Holding Period completed on the date of termination.

4.3.	Other Share-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants any type of award (in addition to those Awards provided in Rules 4.1 and 4.2 hereof) that is payable in, or valued in whole or in part by reference to, Shares, and that is deemed by the Committee to be consistent with the purposes of the Plan. Such Awards may include deferred Shares or Share purchase Awards.

4.4.	Within 30 days of the Exercise of any Option, the Shares in respect of which it is exercised shall be allotted and issued to the Participant unless the Exercise of the Option is satisfied by the transfer to the Participant of Shares. If the Shares are listed on the Official List or admitted to trading on another exchange the Company shall, as soon as practicable after such exercise, apply to the UK Listing Authority for admission of such Shares to the Official List and/or to such other exchange as may be appropriate for permission for such Shares to be admitted to trading (as determined by the Committee).

4.5.

Upon the Release of any Conditional Share Award (or other Award, other than Options), the Shares in respect of which it is released shall be allotted and issued to the Participant unless the Release of the Conditional Share Award is satisfied by the transfer to the Participant of Shares. If the Shares are listed on the Official List or admitted to trading on another exchange the Company shall, as soon as practicable prior to such release, apply to the UK Listing Authority for admission of such Shares to the Official List and/or to such other exchange as may be appropriate for permission for such Shares to be admitted to trading (as determined by the Committee).

4.6.	The Committee may from time to time suspend the right to Exercise or the Release of Awards or the issue of Shares as a result of or in relation to the Exercise or Release of Awards, for such period or periods as the Committee may in its absolute discretion considers necessary or expedient for the purpose of facilitating any capitalization issue, rights issue or other capital reorganization, provided that no such suspension shall prevent a participant from Exercising an Option which would cease to be exercisable before the end of the period of suspension or the Release of a Conditional Share Award.

4.7.	Shares issued on Exercise or Release of an Award shall rank pari passu in all respects with the Shares in issue on the Exercise or Release date, except that they will not entitle holders to receive any dividends or other distributions declared for payment to holders of Shares on the Register of Members at a record date which precedes the date on which an Award is Exercised or Released pursuant to the Rules.

5.	Change in Control.

5.1.	Offers. Subject to Rules 5.5, 5.6 and 5.7, in the event that an Offeror (either alone or together with any party acting in concert with him) obtains Control of the Company as a result of making a general offer to acquire:

(a)	the whole of the issued common share capital of the Company which is made on condition such that if it is satisfied the Offeror will have Control of the Company; or

(b)	all the shares in the Company which are of the same class as the Shares;

in either case ignoring any Shares which are already owned by it or a member of the same group of companies, the Committee may, at its discretion, establish terms and conditions upon which a Participant’s Award (or part thereof) may be exercisable or be Released (as the context requires). All Awards which are unexercised or have not been Released will lapse within such period as the Committee may in its discretion determine.

5.2.	Extension to Participants of general offer. The Company will use its best endeavours to procure that if a Participant is allotted Shares pursuant to the exercise of an Option or the Release of an Award in accordance with Rule 5.1 and those Shares were not the subject of the general offer, the Offeror will make an offer to acquire from the Participant his Shares on the same terms as shares of the same class were acquired under the general offer.

5.3.	Scheme of arrangement. Subject to Rules 5.5, 5.6 and 5.7, if any company obtains Control of the Company under a scheme of arrangement pursuant to section 99 of the Bermuda Companies Act 1981 (as amended) between the Company and its shareholders, then:

(a)	if, in connection with the scheme of arrangement and before and conditional on its becoming effective, each Participant is offered the opportunity to release his Award in consideration of the grant to him of new rights in accordance with Rule 6, and a Participant accepts such offer, all of his Old Award (as defined in Rule 6) will cease to be exercisable on the scheme of arrangement becoming effective; and

(b)	if Participants are not offered an opportunity to release their Awards within Rule 5.3(a) above, or where such an offer is made but a Participant does not accept such offer, his Award (or part thereof) will become exercisable on the date on which the scheme of arrangement is sanctioned by the court and any Option shall lapse, if not exercised, on the date the scheme of arrangement is sanctioned by the court and then shall lapse, if not exercised, on the date the scheme of arrangement becomes effective and any Option shall lapse, if not exercised, on the date the scheme of arrangement is sanctioned by the court and then shall lapse, if not exercised, on the date the scheme of arrangement becomes effective.

5.4.	Compulsory purchase of minority interest in the share capital of the Company. If any Person becomes entitled to give a notice under section 102 or section 103 of the Bermuda Companies Act 1981 (as amended) to acquire any Shares (or would be so entitled but for the fact that there were no dissenting shareholders) each Participant will be notified of this as soon as possible. Subject to Rules 5.5, 5.6 and 5.7, each Participant’s Awards (or part thereof) will become exercisable or be Released (as the context requires) on the earliest date such person is so entitled. After such Person ceases to be so entitled, all Awards which are unexercised or have not been Released will lapse.

5.5.	Subject to Rule 5.7, but notwithstanding any other provision in the Plan to the contrary, upon the occurrence of a change in control in accordance with Rules 5.1, 5.3 or 5.4 above, the Committee, in its sole discretion, may take one or more of the following actions with respect to any Awards that are outstanding immediately prior to such change in control: (a) cancel outstanding Awards in exchange for a cash payment in an amount equal to the excess, if any, of the Fair Market Value of the Shares underlying the unexercised portion of the Award as of the date of the change in control over the exercise price or grant price, as the case may be, of such portion, provided that any Award with an exercise price or grant price, as the case may be, that equals or exceeds the Fair Market Value of the Shares on the date of such change in control shall be cancelled with no payment due the Participant; (b) terminate Awards, effective immediately prior to the change in control, provided that the Company provides the Participant an opportunity to exercise such Award within a specified period following the Participant’s receipt of a written notice of such change in control and the Company’s intention to terminate such Awards, effective immediately prior to such change in control; (c) require the successor corporation (or its parent), following a change in control, to assume outstanding Awards and/or to substitute such Awards with awards involving the common shares of such successor corporation (or its parent) on terms and conditions necessary to preserve the rights of Participants with respect to such Awards; or (d) take such other actions as the Committee deems appropriate to preserve the rights of Participants with respect to their Awards. The judgment of the Committee with respect to any matter referred to in this Rule shall be conclusive and binding upon each Participant without the need for any amendment to the Plan.

5.6.	The Committee, in its discretion, may determine that any event which would otherwise trigger the exercise or Release of Awards (as the context requires) under Rules 5.1, 5.3 or 5.4 shall not do so if that event takes place in the course of any corporate reconstruction or reorganisation under which:

(a)	the ultimate beneficial ownership of the businesses of the Company or its Subsidiaries will remain the same; or

(b)	any employee benefit plan of the Company or its Subsidiaries has ultimate beneficial ownership of the businesses of the Company or its Subsidiaries; or

(c)	any company formed for the purpose of any corporate reconstruction or reorganisation under which the ultimate beneficial ownership of the business in the Group will remain the same immediately following such corporate reconstruction or reorganisation.

and the arrangements for the corporate reorganisation or reconstruction include appropriate provisions for either:

(d)	the replacement or assumption of Awards; or

(e)	other compensation for the Participants for the loss of Awards;

which the Committee, in its reasonable opinion, consider to be fair.

5.7.	Upon the occurrence of a change of control in accordance with Rules 5.1, 5.3 or 5.4 above, the Committee will, in its absolute discretion (save as set out below in this Rule 5.7 in respect of members of the EMT), determine the extent to which any Award may be exercised or will be Released (as the context requires), having regard, to the extent practicable or to the extent it considers appropriate, to any Performance Requirements and/or any other relevant terms to which the Award is subject (and in particular the Committee will have regard to the underlying performance of the Company as compared to the Performance Requirements and shall take into account the vesting period which has lapsed in respect of each Award at the time the determination is to be made as to whether to Release or cause to be exercisable all or part of such Award).

In respect of any member of the EMT (the “EMT Member”), the acquiring of Control by an Offeror shall have no effect upon the timing of Release of Awards made to EMT Members and there shall be no automatic vesting or Releasing of Awards in such event, however in the event that the Plan is not assumed by the acquirer or successor to the Company pursuant to the occurrence of a change of control in accordance with Rules 5.1, 5.3 or 5.4 above, 100% of such EMT Member’s Awards will vest and, to the extent permitted by US Code Section 409A, be Released. In the event that Company or its successor terminates an EMT Member’s employment without Cause upon or within 12 months after the occurrence of a change of control in accordance with Rules 5.1, 5.3 or 5.4 above or the EMT Member terminates his or her employment for Good Reason upon or within 12 months following the occurrence of a change of control in accordance with Rules 5.1, 5.3 or 5.4 above a, upon such termination a minimum of 100% of the EMT Member’s Awards shall vest and, to the extent permitted by US Code Section 409A, be Released. For the avoidance of doubt any element of the Award which the Committee determines shall not be exercisable or Released or is not exercised nor Released (as the context requires) before the deadlines specified in Rules 5.1, 5.3 or 5.4 (as appropriate) above will lapse as follows:

(a)	if Rule 5.1 applies: within such period as the Committee may in its absolute discretion determine;

(b)	if Rule 5.3 applies: on the date the Scheme becomes effective;

(c)	if Rule 5.4 applies: after such person ceases to be so entitled to give notice under section 102 or section 103 of the Bermuda Companies Act 1981 (as amended) (or would be so entitled but for the fact that there were no dissenting shareholders).

Notwithstanding anything contained in this Rule 5 to the contrary, any Award granted to a Participant who is a U.S. taxpayer, shall, to the extent such Award provides for “non-qualified deferred compensation” within the meaning of US

Code Section 409A, specifically state in the Award agreement how such Award shall be treated in connection with the occurrence of a change in control under Rules 5.1, 5.3 and 5.4, and the Committee shall not be permitted to exercise any discretion with respect to such Award that would cause such Award to violate US Code Section 409A (such as accelerating the date of settlement).

6.	Exchange of Awards

6.1.	The Acquiring Company. If as a result of the events specified in Rule 5.1 or Rule 5.3 a company obtains Control of the Company, or if a company has become bound or entitled as mentioned in Rule 5.4, with the agreement of that other company (the “Acquiring Company”), the Participant may release, on such terms as the Company may determine, his outstanding rights under any Award which has not lapsed (“the Old Award”) in consideration of the grant to him of an Award (“the New Award”) which is equivalent to the Old Award but relates to shares in a different company (whether the Acquiring Company itself or a company which has Control of the Acquiring Company, or a company which either is, or has Control of a company which is, a member of a consortium owning either the Acquiring Company or a company having Control of the Acquiring Company).

6.2.	The New Award. The New Award will not be regarded for the purposes of Rule 6.1 as equivalent to the Old Award unless:

(a)	the New Award will be exercisable or settled, as applicable, in the same manner as the Old Award and subject to the same or similar provisions as under the Plan as in effect immediately before the release of the Old Award;

(b)	the total Market Value, immediately before the release, of the Shares under the Old Award is equal to the Market Value, immediately after the date of grant, of the Shares in respect of which the New Award is granted; and

(c)	the total amount payable by the Participant upon exercise of his New Award is equal to the total amount payable upon exercise of his Old Award, if applicable;

but so that the provisions of the Plan will for this purpose be construed as if the New Award were an Award granted under the same or similar provisions of the Plan at the same time as the Old Award except for the purpose of the definition of “Participating Company” in the Appendix, and as if the reference to Kofax Limited in the definition of the “Company” in the Plan were a reference to the different company mentioned in Rule 6.1 (where the context requires it).

The New Awards do not lapse if Rule 5.4 applies following the event permitting the grant of such new rights.

6.3.	Voluntary winding-up of the Company. At any time before a resolution for a members’ voluntary winding-up of the Company (of which each Participant must be given notice) is passed, a Participant may exercise his Option conditionally on the resolution being passed and other Awards shall be Released on the date the resolution is passed. If such a resolution is passed, all Awards which are unexercised or have not been Released will lapse.

7.	Adjustments upon Changes in Capitalization.

7.1.

In the event that any Variation, share dividend, recapitalization, forward split or reverse split, reorganization, merger, amalgamation, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall proportionately and equitably adjust any or all of (i) the number and kind of Shares which may thereafter be issued in connection with Awards, (ii) the number and kind of Shares issuable in respect of outstanding Awards, (iii) the aggregate number and kind of Shares available under the Plan, (iv) the limits described in Rule 3 of, or any Appendix to, the Plan and (v) the exercise price or grant price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award.

7.2.	In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards, including any Performance Requirements in response to changes in applicable laws, regulations, or accounting principles.

8.	Malus.

8.1.	Notwithstanding any other Rule of the Plan, if circumstances occur which in the reasonable opinion of the Committee justify a reduction in one or more Awards granted to any one or more Participants, the Committee may in its discretion at any time prior to the expiry of the term of the Award determine (acting fairly and reasonably) that the number of Shares over which an Award is granted shall be reduced to such amount or number (including to nil) as the Committee considers appropriate in the circumstances.

8.2.	The circumstances in which the Committee may consider that it is appropriate to exercise its discretion under Rule 8.1, may, without limitation, include the following:

(a)	a material misstatement or restatement in the Company’s or any Group Company’s audited financial accounts (other than as a result of a change in accounting practice); and

(b)	the misconduct of a Participant which results in or is reasonably likely to result in:

(i) significant reputational damage to the Company, any Group Company or to a relevant business unit (as appropriate);

(ii) a material adverse effect on the financial position of the Company, any Group Company or to a relevant business unit (as appropriate); or

(iii) a material adverse effect on the business opportunities and prospects for sustained performance or profitability of the Company, Group Company or relevant business unit (as appropriate).

8.3.	If the Committee decides to exercise its discretion under this Rule 8, it shall confirm this in writing to each affected Participant. For the purposes of these Rules:-

(a)	the Award shall be deemed to have been granted over the reduced number of Shares; and

(b)	any subsequent vesting of an Award shall be determined by reference to this reduced number of Shares,

save that if the number of Shares is reduced to nil, the Award shall be treated as if it had never been granted and a Participant (including a Participant who has left employment before the expiry of the term of the Award other than by reason of death) shall have no rights to any Shares.

9.	Termination and Amendment.

9.1.	Changes to the Plan and Awards. The Committee may amend, alter, suspend, discontinue, or terminate the Plan without the consent of the Company’s shareholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s shareholders by resolution in general meeting if (i) such action would increase the number of Shares subject to the Plan or (ii) such shareholder approval is required by any applicable law or regulation or the rules of any stock exchange on which the Shares may then be listed, and the Committee may otherwise, in its discretion, determine to submit such other changes to the Plan to the Company’s shareholders for approval; provided, however, that without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any outstanding Award.

9.2.	The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation, or termination of any Award may materially and adversely affect the rights of such Participant under such Award.

9.3.	Notwithstanding the terms of this Plan, at the absolute discretion of the Committee, and in relation to the rollover of any awards made pursuant to the Kofax 2000 Share Option Plan and/or the Kofax plc 2007 Long-Term Incentive Plan only, the Committee may grant Awards to Employees on the same or substantially the same terms and conditions as apply to the awards under the Kofax 2000 Plan and/or the Kofax 2007 Plan (as the case may be) which are being rolled over, and such terms and conditions shall apply in substitution for the terms and conditions of this Plan.

10.	No Right to Award, Employment or Service. No Employee shall have any claim to be granted any Award under the Plan, and there is no obligation that the terms of Awards be uniform or consistent among Participants. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or any Subsidiary. In no circumstances shall any Participant, by reason of ceasing to be employed by the Company or any of its Subsidiaries be entitled to any compensation for any loss of any actual or prospective right or benefit under the Plan which the Participant might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful or unfair dismissal or other breach of contract or by way of compensation for loss of office or otherwise. For purposes of this Plan, a transfer of employment or service between the Company and its Subsidiaries shall not be deemed a termination of employment or service; provided, however, that individuals employed by, or otherwise providing services to, an entity that ceases to be a Subsidiary shall be deemed to have incurred a termination of employment or service, as the case may be, as of the date such entity ceases to be a Subsidiary unless such individual becomes an employee of, or service provider to, the Company or another Subsidiary as of the date of such cessation.

11.

Taxes. Each Participant must make appropriate arrangement for the payment of any tax, levy, impost, duty, charge, fee, deduction or withholding relating to an Award granted hereunder and the satisfaction of an Award shall be subject to and conditional upon the agreement of the Participant to indemnify the Company and/or any Subsidiary for any such charges including for the avoidance of doubt all and any social security contributions. The Company or any Subsidiary is authorized to withhold from any payment relating to an

Award under the Plan, including from a distribution of Shares or any payroll or other payment to a Participant, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include the ability to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations and to require the Participant to enter into elections in respect of taxes. Withholding of taxes in the form of Shares with respect to an Award held by a Participant who is subject to United States income taxes shall not occur at a rate that exceeds the minimum required statutory federal and state withholding rates.

12.	Limits on Transferability; Beneficiaries. An Award shall be personal to the Participant and shall not be capable of transfer or assignment. Any purported assignment, charge or other dealing with or disposal of an Award by a Participant contrary to the provisions of this Rule shall render the relevant Reward void. Upon the bankruptcy of the Participant, any Award which shall have been granted to him shall lapse. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Awards or other rights or interests of a Participant granted pursuant to the Plan be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners (provided that any Award that constitutes deferred compensation, including, without limitation, “non-qualified deferred compensation” within the meaning of US Code Section 409A, shall not be transferrable). The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a natural person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative or other Person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

13.	Foreign Nationals. Without amending the Plan, Awards may be granted to Employees who are foreign nationals or employed outside the United Kingdom or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purpose of the Plan. In addition, the Committee may establish sub-plans to this Plan, attached as appendices hereto (B-1, B-2, etc.), to set forth special rules and provisions applicable to Awards granted to any such Person.

14.	Voting Rights – Dividends. A Participant shall have no voting rights or right to receive dividends and/or distributions in respect of Shares subject to an Award prior to the Release of the Award in the case of a Conditional Share Award or prior to the Exercise of an Award in the case of an Option or the Release of the Award in the case of any other type of Award.

15.	Termination.

15.1.	Unless earlier terminated, the Plan shall terminate on the earlier of the 10th anniversary of its adoption or its approval by the Company’s shareholders, and no Awards under the Plan shall thereafter be granted.

15.2.	The Committee may at any time by resolution suspend or terminate the operation of the Plan and in such event no further Awards under the Plan will be granted but in all other respects the provisions of the Plan will remain in force.

16.	Fractional Shares. The Company will not be required to issue any fractional Shares pursuant to the Plan. The Committee may provide for the elimination of fractions and settlement of such fractional Shares in cash.

17.	Discretion. In exercising, or declining to exercise, any grant of authority or discretion hereunder, the Committee may consider or ignore such factors or circumstances and may accord such weight to such factors and circumstances as the Committee alone and in its sole judgment deems appropriate and without regard to the effect such exercise, or declining to exercise such grant of authority or discretion, would have upon the affected Participant, any other Participant, any Employee, the Company, any Subsidiary, any Affiliate of the Company, any shareholder or any other Person.

18.	Notices.

18.1.	Save as otherwise provided herein any notice or communication to be given by the Company to any Participant may be given by personal delivery or by sending the same by first class post to his last known address and where a notice or communication is sent by post it shall be deemed to have been received 72 hours after the same was put into the post properly addressed and stamped. All notifications, documents, share certificates and other communications sent by post as aforesaid will be sent at the risk of the Participant concerned and the Company and its Subsidiaries shall have no liability whatsoever to any Participant in respect of any notification, document, share certificate or other communications so given, served or made.

18.2.	Any notice to be given by a Participant to the Company shall be delivered or sent to the Company at its registered office and shall be effective upon receipt.

19.	Cost. The cost of the preparation and administration of the Plan shall be borne by the Company.

20.	Governing Law. The validity and construction of the Plan and, unless otherwise specified by the Committee, any Award Agreement shall be construed and enforced in accordance with the laws of Bermuda, subject to the terms of the applicable Award.

21.	Effective Date. The Plan shall become effective upon the Effective Date, and no Award shall become exercisable, realizable or vested prior to the Effective Date.

*        *        *        *         *

IN WITNESS WHEREOF, the Company has caused the Plan to be executed as of the date set forth below.

KOFAX LIMITED

By:

Name:

Title:

Date:

Appendix

Definitions

1.	“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

2.	“Award” means a grant of:

2.1.	an Option;

2.2.	a Conditional Share Award; or

2.3.	any other share-based award under Rule 4.3.

3.	“Award Agreement” means the written agreement, instrument or document evidencing an Award in such form as the Committee may determine from time to time.

4.	“Board” means the Board of Directors of the Company.

5.	“Cause” means,

5.1.	if the applicable Participant is party to an effective employment, severance or similar agreement with the Company or a Subsidiary, and such term is defined therein, “Cause” shall have the meaning provided in such agreement;

5.2.	if the applicable Participant is not a party to an effective employment, severance or similar agreement or if no definition of “Cause” is set forth in the applicable employment, severance or similar agreement, “Cause” shall have the meaning provided in the applicable Award Agreement; or

5.3.	if neither (a) nor (b) applies, then “Cause” shall mean (i) engaging in (A) wilful or gross misconduct or (B) willful or gross neglect; (ii) failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or its Subsidiaries or Affiliates; (iii) the commission of a felony or a crime involving any of the following: moral turpitude, dishonesty, breach of trust or unethical business conduct; or the commission of any crime involving the Company or its Subsidiaries or Affiliates; (iv) fraud, misappropriation or embezzlement; (v) a material breach of the Participant’s employment agreement (if any) with the Company or its Subsidiaries or Affiliates, whether or not such breach results in the termination of the Participant’s employment; (vi) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the Participant; (vii) any illegal act detrimental to the Company or its Subsidiaries or Affiliates; (viii) repeated failure to devote substantially all of the Participant’s business time and efforts to the Company or its Subsidiaries or Affiliates if required by the Participant’s employment agreement; (ix) the Participant’s abuse of illegal drugs or other controlled substances or the Participant’s habitual intoxication; or (x) any other action for which the Participant’s employment may be terminated under the Participant’s employment agreement, if any, or for which applicable law permits summary dismissal without notice.

6.	“Close Period” means such time as Employees of the Company are prohibited from dealing in Shares, for whatever reason, in accordance with the Listing Rules of the Financial Conduct Authority (as replaced, amended or re-enacted from time to time) and/or such policy as the Company may have established from time to time or such other statutory, regulatory or other prohibition from dealing in Shares or rights over Shares.

7.	“Conditional Share Award” means a conditional entitlement to receive Shares, as described in Rule 4.2.

8.	“Control” means control, as defined in section 995 of the UK Income Tax Act 2007 (as amended).

9.	“Company” means Kofax Limited, an exempted company with limited liability incorporated in Bermuda with registered number 45528, or any successor corporation.

10.	“Committee” means the Remuneration Committee of the Board.

11.	“Date of Grant” means the effective date of the grant of an Award under the Plan, which shall be the date of the action taken by the Committee to approve the Award, unless such date is during a Close Period, in which case the Committee shall establish a Date of Grant thereafter that is not during a Close Period and which ensures that the Dealing Days taken into account to determine the Fair Market Value are within a Grant Period. With regard to approval of an Award to a Person who is not yet an Employee, the Committee may establish that the Date of Grant shall be the date the Person became an Employee.

12.	“Dealing Day” means any day on which the London Stock Exchange is open for the transaction of business.

13.	“Disability” means, unless otherwise provided in an Award Agreement, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

14.	“Earnings” means the base salary payable to the Employee in respect of his employment with the Company or a Subsidiary in the current or preceding year of assessment (whichever is the higher amount) exclusive of any welfare or pension benefits.

15.	“Effective Date” means November 6, 2012.

16.	“Employee” means an individual who is an officer (save in a non-executive capacity) or an employee of the Company or a Subsidiary.

17.	“EMT” means the executive management team of the Group from time to time.

18.	“Exercise” means the payment of the Exercise Price and the resulting purchase of the Shares subject to an Option.

19.	“Exercise Price” means such value determined by the Committee in its discretion which must be paid by the Participant to acquire the Shares subject to an Option which must not be less than the higher of the Fair Market Value at the Date of Grant and the nominal value of a Share. The Exercise Price shall be paid in, and denominated in, such currency as the Committee deems appropriate.

20.	“Fair Market Value” means, on any given date: (i) if the Shares are then admitted to trading on the London Stock Exchange’s main market for listed securities, the average of the middle market quotations of a Share as derived from the London Stock Exchange Daily Official List for the three Dealing Days immediately preceding that date; if clause (i) does not apply, the average closing sale price reported as having occurred on the principal exchange or market on which the Shares are traded or listed for the three Dealing Days immediately preceding such date or, if no sale was made on such dates, the closing price on the last preceding day on which the Shares were traded or listed; and (iii) if neither clause (i) nor clause (ii) apply, the fair market value of the Shares, as determined by the Committee in its good faith discretion (and, to the extent applicable, in accordance with US Code Section 409A).

21.	“Gain” means the difference between (i) the Fair Market Value of a Share on the date of exercise of an Option and (ii) the exercise price in the Award Agreement, multiplied by the number of Shares in respect of which the Option is being exercised.

22.	“Good Reason” means the first to occur of any of the following without the Participant’s written consent, provided that the Participant has notified the Committee of such condition within six (6) months following its first occurrence and the Company has failed to remedy such condition within thirty (30) days following the date of such notice: (i) a material diminution in the Participant’s base salary or target bonus then in effect; (ii) a material diminution in Participant’s authority, duties, or responsibilities; (iii) a relocation of the Participant’s principal place of employment to a location that increases his/her one-way commute distance by more than sixty (60) kilometres; or (iv) any other action or inaction by the Company that constitutes a material breach of the Award Agreement.

23.	“Grant Period” means in relation to the grant of an Award, the period of 42 days starting on the day after any of the following:

23.1.	the date on which the Company releases its quarterly or final results for any financial period;

23.2.	the date of any general meeting of the Company; and

23.3.	the date on which the Company believes that exceptional circumstances exist which justify the grant of Awards.

24.	“Group” means the Company, its Subsidiaries or any Affiliate of the Company and/or its Subsidiaries.

25.	“Holding Period” means the period set by the Committee in accordance with Rule 4.2(a) during which a Conditional Share Award will be subject to vesting requirements, which shall be no less than three years and no more than ten years from the Date of Grant of the Award or such other period set by the Committee in its discretion.

26.	“Official List” means the Official List of the UK Listing Authority.

27.	“Offeror” means any Person who makes an offer under Rule 5.1 but excluding (i) the Company or its Subsidiaries; (ii) any employee benefit plan of the Company or its Subsidiaries; or (iii) any company formed for the purpose of any corporate reconstruction or reorganisation under which the ultimate beneficial ownership of the business in the Group will remain the same immediately following such corporate reconstruction or reorganisation.

28.	“Option” means a right to purchase a specified number of Shares from the Company for a specified time period at a fixed exercise price.

29.	“Participant” means any Employee who has been granted and still has a subsisting Award.

30.	“Performance Requirements” means any requirements established by the Committee in its sole discretion, the attainment of which is substantially uncertain at the time such requirements are established and which therefore makes vesting conditional. Performance Requirements may be described in terms of Group-wide objectives or objectives that are related to the performance of the individual Participant or a Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. Performance Requirements may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index.

31.	“Person” means an individual, corporation, partnership, association, a limited liability company, estate or other entity.

32.	“Plan” means the Kofax 2012 Equity Incentive Plan constituted by these Rules.

33.	“Release” means the transfer of Shares to a Participant in settlement of a Conditional Share Award that has become vested. Effective upon such transfer, the beneficial and legal ownership of the Shares subject to the Conditional Share Award shall vest in the Participant.

34.	“Rules” means these rules as amended from time to time.

35.	“Share” means a fully paid common share in the capital of the Company.

36.	“Subsidiary” means any corporation, partnership, joint venture or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

37.	“Trust” means any employee benefit trust authorised by the Board to grant or settle Awards from time to time and “Trustees” shall be construed accordingly.

38.	“Variation” means in relation to the equity share capital of the Company, a capitalisation issue, an offer or invitation made by way of rights, a subdivision, a consolidation or reduction or any other variation.

39.	Where the context so admits or requires words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine and neuter.

40.	Any reference to a statute or a statutory provision shall be construed as if it referred also to that statute or provision as the same may from time to time be consolidated, replaced, amended or re-enacted and to any related statutory instrument or other subordinate legislation in force from time to time.

41.	Wherever the Plan refers to the Committee having the ability to determine, decide or change matters howsoever this shall mean that the Committee shall be entitled to do so in its absolute and unfettered discretion and no Person shall have any right to challenge, dispute or appeal whatsoever against the Committee’s determination, decision or change howsoever made.

42.	Headings, notes and footnotes to the Plan are included for convenience only and shall not affect the interpretation or construction of the Plan.

43.	Reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established.

Appendix B – Country Specific Sub Plans

B-1 – United States

B-2 – France

B-3 – Russia

B-1 – United States

1.	The terms and conditions of this sub-plan shall apply to Awards granted to Participants subject to taxation in the United States (“US Participants”) In addition, the terms and conditions of this sub-plan shall apply to all Awards granted to non-US Participants on and after the date on which the Company becomes subject to the US Exchange Act if required to comply with US law or the rules of any applicable stock exchange. The terms and conditions provided herein shall apply in addition to, or instead of where inconsistent with, the terms and conditions of the Plan.

2.	Capitalized terms used but not defined in this sub-plan shall have the meanings set forth in the Plan.

3.	For purpose of this sub-plan, the following terms shall have the meanings set forth below:

3.1.	“Incentive Stock Option” means an Option or portion thereof intended to meet the requirements of an incentive stock option as defined in US Code Section 422 and designated as an Incentive Stock Option in the applicable Award Agreement, and if the Committee does not designate an Option as an Incentive Stock Option in the Award Agreement, the terms of the Award Agreement for such Option hereby provide that the Option will not be treated as an Incentive Stock Option under US Code Section 422.

3.2.	“Non-Qualified Option” means an Option or portion thereof that does not qualify as or is not intended to be an Incentive Stock Option or that is not designated as an Incentive Stock Option by the Committee in the applicable Award Agreement.

3.3.	“Performance Period” means the period selected by the Committee during which the performance of the Company, any Subsidiary, any department of the Company or any Subsidiary, or any individual is measured for the purpose of determining the extent to which a Performance Requirement has been achieved.

3.4.	“Qualified Performance Based Award” means an Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” within the meaning of US Code Section 162(m).

3.5.	“Ten Percent Shareholder” means an individual who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in US Code Section 424(d)), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary.

3.6.	“US Code” means the US Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

3.7.	“US Exchange Act” means the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

4.	Certain Maximum Award Limits. In addition to the limits described in Rules 3.4 and 3.5 of the Plan, in the event that the Company becomes subject to US Code Section 162(m), the aggregate number of Shares in respect of Awards that may be granted to any “covered employee” (as defined in Code Section 162(m)) during any calendar year shall not exceed 750,000.

5.

Committee. If at any time the Company becomes subject to the US Exchange Act, then, as necessary to qualify for the exemption set forth in Rule 16b-3 thereunder and to qualify for the exemption from US Code Section 162(m) for “qualified performance-based compensation,” the Committee shall have at least two members, each of whom shall be a “non-employee director” as defined in Rule 16b-3 under the US Exchange Act and an

“outside director” as defined in US Code Section 162(m), and, if applicable, meet the independence requirements of the applicable stock exchange, quotation system or other self-regulator organization on which Shares are traded. The Committee may delegate to one or more officers of the Company the authority to grant Awards to Participants who are not subject to the requirements of US Exchange Act Section 16 or US Code Section 162(m), provided that the Committee shall have fixed the total number of Shares subject to such grants. The Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.

6.	Options. The Exercise Price per Share of an Option granted to a US Participant shall not be less than the Fair Market Value of a Share underlying the Option on the grant date (as determined under, and in accordance with, US Code Section 409A). Notwithstanding Rule 4.1(d) of the Plan, no Option granted to a US Participant shall include any feature for the deferral of compensation other than the deferral of recognition of income until the later of (i) the exercise or other disposition of the Option and (ii) the time the Shares acquired pursuant to exercise of the Option first become substantially vested.

7.	Incentive Stock Options. The following conditions apply to Awards of Incentive Stock Options in addition to or, where inconsistent, in lieu of those described in Rule 4.1 of the Plan:

7.1.	Eligibility. Incentive Stock Options may only be granted to US Participants who are Employees of the Company or its Subsidiaries.

7.2.	Exercise Price. In the case of a Ten Percent Shareholder, the price at which a Share may be purchased upon exercise of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of such Share on the Date of Grant.

7.3.	Term of Options. In the case of a Ten Percent Shareholder, the term of an Incentive Stock Option shall be no greater than five years.

7.4.	Notice. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a “disqualifying disposition” (as defined in US Code Section 421(b)) of any Shares acquired pursuant to the exercise of such Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of any period during which a disqualifying disposition could occur, subject to complying with any instructions from such Participant as to the sale of such Shares. The aggregate Fair Market Value, determined as of the Date of Grant, for Awards granted under the Plan (or any other stock option plan required to be taken into account under US Code Section 422(d)) that are intended to be Incentive Stock Options which are first exercisable by the Participant during any calendar year shall not exceed $100,000. To the extent an Award purporting to be an Incentive Stock Option exceeds the limitation in the previous sentence, the portion of the Award in excess of such limit shall be a Non-Qualified Option.

7.5.	Limits on Transferability. Notwithstanding anything in Rule 12 of the Plan (Limits on Transferability; Beneficiaries) to the contrary, no Incentive Stock Option shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company or any Subsidiary, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative.

8.	Conditional Share Awards. All Shares underlying a Conditional Share Award granted to a US Participant shall be Released within thirty (30) days following the date on which the Participant’s right to such Shares is no longer subject to a “substantial risk of forfeiture” within the meaning of US Code Section 409A. Notwithstanding Section 4.2(c) of the Plan, unless otherwise provided in the applicable Award Agreement (or other agreement with a US Participant or Rule 5 of the Plan), if a US Participant undergoes a separation from service from the Company or its Subsidiaries for any reason prior to the Release of Shares underlying a Conditional Share Award, the Conditional Share Award shall lapse with no compensation due therefor.

9.	Other Stock Based Awards. No Award described in Rule 4.3 of the Plan shall be granted to a US Participant unless such Award is determined by the Committee, in its sole discretion, to be exempt from or in compliance with US Code Sections 409A and 457A.

10.	Qualified Performance-Based Awards. If at any time the Company becomes subject to US Code Section 162(m), then, in addition to performance-based Awards, the Company may grant “Qualified Performance-Based Awards” intended to qualify for the exemption from US Code Section 162(m) for “qualified performance-based compensation.” In the case of a Qualified Performance-Based Award, the following provisions shall apply in addition to, or instead of where inconsistent with, other provisions of the Plan or this sub-plan. No Qualified Performance-Based Awards shall be made unless and until the Plan is approved by the Company’s shareholders in accordance with US Code Section 162(m).

10.1.	Only Participants who are “covered employees” within the meaning of US Code Section 162(m) shall be eligible to receive Qualified Performance-Based Awards. The Committee shall designate in its sole discretion which covered employees shall be Participants for a Performance Period within the earlier of (a) the first 90 days of the Performance Period and (b) the lapse of 25% of the Performance Period.

10.2.	The Committee shall establish in writing within the earlier of (a) the first 90 days of the Performance Period and (b) the lapse of 25% of the Performance Period, and, in any event, while the outcome is substantially uncertain (x) Performance Requirements for the Performance Period, and (y) in respect of such Performance Requirements, a minimum acceptable level of achievement below which no Award shall be made and an objective formula or other method for determining the Award to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Requirements.

10.3.	Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Objectives for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Qualified Performance-Based Awards earned for the period based on the Performance Requirements and the related formulas or methods as determined pursuant to Rule 10.2 of this sub-plan. The Committee shall then determine the actual number of Shares issuable or releasable under each Participant’s Award for the Performance Period and, in doing so, may reduce or eliminate the amount of the Award, as permitted in the Award Agreement. In no event shall the Committee have the authority to increase Award amounts to any covered employee.

10.4.	Awards granted for a Performance Period shall become exercisable or shall be Released to the applicable Participant within a reasonable time after completion of the certification process described in Rule 11.3 of this sub-plan, but in no event later than March 15th of the year following the year in which the applicable Performance Period ends.

11.	Change in Control. No Award granted to a US Participant that constitutes “nonqualified deferred compensation” within the meaning of US Code Section 409A shall be paid upon the occurrence of an event described in Rules 5.1, 5.3 or 5.4 of the Plan unless such event constitutes a “change in control event” within the meaning of US Code Section 409A.

12.	Amendments; Adjustments upon Changes in Capitalization. Any amendment, alteration, suspension, discontinuance or termination of the Plan or any Award Agreement under Rule 9 of the Plan affecting a US Participant and any adjustment to the terms and conditions of an Award of a US Participant in accordance with Rule 7 of the Plan, including, without limitation, any adjustment in the number and kind of Shares underlying or constituting such Award, shall be made in a manner consistent with US Code Sections 162(m) and 409A to the extent applicable.

13.	Section 16 Officers. A Participant who is subject to Section 16 of the US Exchange Act may direct the Company to withhold Shares otherwise to be issued or released upon the exercise or Release of an Award in order to pay the Exercise Price and/or withholding taxes due on such Award.

14.	US Code Section 409A and 457A. With respect to US Participants, the Plan and all Awards are intended to comply with, or be exempt from, US Code Sections 409A and 457A and all regulations, guidance, compliance programs and other interpretative authority thereunder, and all provisions of the Plan and Award Agreements shall be applied and interpreted in a manner consistent therewith. Notwithstanding anything contained herein to the contrary, in the event any Award is subject to US Code Section 409A or 457A, the Committee or the Company’s general counsel may, in their sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions as deemed appropriate by the Committee or the Company’s general counsel to (i) exempt the Plan and/or any Award from the application of US Code Section 409A and/or 457A, (ii) preserve the intended tax treatment of any such Award or (iii) comply with the requirements of US Code Section 409A and/or 457A. Neither the Company nor any of its Subsidiaries shall be held liable for any taxes, interest, penalties or other amounts owed by a US Participant under US Code Section 409A or 457A. In the event that a US Participant is a “specified employee” within the meaning of US Code Section 409A, and a payment or benefit provided for under the Plan would be subject to additional tax under US Code Section 409A if such payment or benefit is paid within six (6) months after such Participant’s separation from service (within the meaning of US Code Section 409A), then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following such Participant’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under US Code Section 409A shall instead be paid to the Participant in a lump-sum, without interest, on the earlier of (i) the first business day of the seventh month following such Participant’s separation from service or (ii) the tenth business day following such Participant’s death. A US Participant’s right to receive any instalment payments under an Award Agreement, including without limitation as the result of any deferral of an Award in accordance with US Code Section 409A, shall be treated as a right to receive a series of separate payments and, accordingly, each such instalment payment shall at all times be considered a separate and distinct payment as permitted under US Code Section 409A. Notwithstanding anything in the Plan or this sub-plan to the contrary (including, without limitation, Rules 5 and 6 of the Plan), no discretionary authority reserved to the Committee or a US Participant may be exercised to the extent a violation of 409A would result, and any provision providing such authority shall not apply to any Award held by a US Participant that constitutes deferred compensation subject to US Code Section 409Aor 457A. In addition, any provision of the Plan or this sub-plan that violates US Code Section 409A or 457A shall be deemed null and void with respect to any US Participant.